Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact: Margaret C. Kelsey - 262-636-1200   m.c.kelsey@na.modine.com

Modine announces upcoming retirement of its Chairman, Gary L. Neale, and the appointment of Marsha C. Williams as independent Lead Director

Racine, WI – May 16, 2013 -  Modine Manufacturing Company (NYSE: MOD) today announced the plans for Gary L. Neale to retire as Chairman of its Board of Directors following the Annual Meeting of the Shareholders on July 18, 2013.  Mr. Neale has been a member of Modine’s Board of Directors since 1977 and became its Chair in 2008 after serving as independent Lead Director for five years.  In addition, at its regular meeting on May 15, 2013, Modine’s Board of Directors appointed Marsha C. Williams as independent Lead Director, effective upon Mr. Neale’s retirement.  Ms. Williams has been a member of Modine’s Board since 1999 and is the current Chair of its Officer Nomination and Compensation Committee.

Ms. Williams retired as Senior Vice President and Chief Financial Officer of Orbitz Worldwide, an online travel company, in 2010.  Prior to joining Orbitz, Ms. Williams held senior executive positions at Equity Office Properties Trust, Crate and Barrel, Amoco Corporation, Carson Pirie Scott & Company and The First National Bank of Chicago.  She currently serves as a member of the Board of Directors of Chicago Bridge & Iron Company N.V., Fifth Third Bancorp and Davis Funds.

“We are extremely grateful to Gary for his many years of service to Modine,” said Thomas A. Burke, Modine’s President and CEO.  “He has served our shareholders very well and has been an effective leader for our Board and resource for our management team.  We look forward to making further announcements and wishing him well upon his retirement in July.  We are also quite pleased with the Board’s appointment of Marsha to the independent Lead Director position and look forward to working with her in this new role.”

Simultaneously with its appointment of Ms. Williams as independent Lead Director, the Board approved amendments to Modine’s Guidelines on Corporate Governance to address the specific duties of the independent Lead Director.  Modine has posted those amended Guidelines on its website.

About Modine

Modine, with fiscal 2012 revenues of $1.6 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and, air conditioning equipment; off-highway and industrial equipment; and refrigeration systems. The company employs approximately 6,600 people at 30 facilities in 16 countries. For more information about Modine, please visit www.modine.com.